Exhibit (D)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of this 24th day of August 2007 by and among CNL FUND ADVISORS COMPANY, a Florida corporation (the “Adviser”), CB RICHARDS ELLIS GLOBAL REAL ESTATE SECURITIES, LLC, a Delaware limited liability company (the “Sub-Adviser”), and THE CNL FUNDS, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an Agreement between the Adviser and the Trust dated as of May 24, 2007 (the “Advisory Agreement”), the Adviser acts as investment manager for the assets of the portfolio listed on Schedule A to this Agreement (each, a “Fund”); and

WHEREAS, the Adviser and the Trust each desire to retain the Sub-Adviser to provide investment advisory services to the Trust in connection with the management of that portion of the assets of the Fund that are allocated by the Adviser to a designated custodial account established at the Fund’s custodian (the “Portfolio”), which may constitute some or all of the assets of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Subject to supervision and oversight by the Adviser and the Trust’s Board of Trustees (the “Board”), the Sub-Adviser shall manage (i) the investment operations of the Portfolio, and (ii) the composition of such assets, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in such Fund’s Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings and agreements:

(a) The Sub-Adviser shall have complete discretion and authority to supervise and direct the investments of the Portfolio and to select what securities will be purchased, exchanged, retained or sold by such Portfolio and what portion of such assets will be invested or held uninvested in cash.

(b) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Prospectus and with the instructions and directions of the Adviser and of the Board and will conform and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time. Adviser agrees to provide Sub-Adviser with copies of all amendments to the written investment objectives, policies, procedures and restrictions of the Fund promptly on the date on which such amendments or related filings are made with the Securities and Exchange Commission (the “SEC”) or other regulatory body.

(c) The Sub-Adviser shall determine the securities to be purchased or sold with respect to the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the respective Fund’s

Registration Statement (as defined in Section 3(a) below) and Prospectus or as the Board or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Portfolio with investment supervision, the Sub-Adviser will give primary consideration to seek best execution in accordance with applicable laws and regulations and the policies set forth in the Sub-Adviser’s Form ADV. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser’s other clients may be a party. It is understood that it is desirable for the Portfolio that the Sub-Adviser have access to (i) supplemental investment and market research and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities on behalf of the Portfolio with brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(d) The Sub-Adviser at its expense will make available to the Board and the Adviser on a reasonable basis its Co-Chief Investment Officers, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Board and Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser upon request relating to the investment strategies it employs. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Trust.

(e) In accordance with procedures adopted by the Board, as they may be amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all Portfolio securities. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser, such as broker-dealers, for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Trust not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Trust and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the applicable Portfolio at such times as the

Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Fund’s net asset value per share. The Sub-Adviser shall create and maintain appropriate records regarding the valuation and pricing services performed pursuant to this Section 1(e).

(f) The Sub-Adviser at its expense will provide the Adviser and/or the Trust’s Chief Compliance Officer with such compliance reports relating to its duties under this Agreement as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to any Portfolio, as well as any change in portfolio manager(s) responsible for the management of the Portfolio.

(g) Unless otherwise directed by the Adviser or the Board, the Sub-Adviser will vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials. The Sub-Adviser shall maintain and shall forward to the Trust or its designated agent such proxy voting information as is necessary for the Fund to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(h) The Sub-Adviser represents and warrants that it has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (1) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and (2) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(i) The Sub-Adviser will review draft reports to the Fund’s shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and its Co-Chief Investment Officers and Chief Compliance Officer will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

(j) The Sub-Adviser shall maintain all books and records with respect to the Portfolio’s portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Board or the Adviser such periodic and special reports as the Board or the Adviser may reasonably request.

(k) The Sub-Adviser shall provide the Fund’s custodian and the Adviser on each business day with information relating to all transactions concerning the assets of the applicable Portfolio.

(l) The Sub-Adviser shall immediately notify the Adviser and the Trust in the event that the Sub-Adviser or any of its control affiliates:

(1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment manager pursuant to this Agreement;

(2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or

(3) becomes aware of the direct or indirect transfer or hypothecation of a controlling block of the Sub-Adviser’s voting securities or other event that triggers an assignment of this Agreement. The terms “control,” “voting securities” and “assignment” shall have the meanings ascribed to them in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

The Sub-Adviser further agrees to notify the Adviser and the Trust immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement or in the Fund’s Prospectus, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(m) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others.

(n) The services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s officers or employees.

(o) The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained by the Sub-Adviser pursuant to Section 1 of this Agreement, including, but not limited to, Sections 1(e), (j) and (k), and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all books and records that it maintains on behalf of the Portfolio are property of the Trust, and the Sub-Adviser will surrender promptly to the Trust any of such books and records upon the Trust’s request; provided, however, that the Sub-Adviser may retain a copy of such books and records as required by laws and regulations applicable to the Sub-Adviser and necessary in order for the Sub-Adviser to continue to report any performance results of the Portfolio, subject to the confidentiality requirements in Section 1(q) below. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such books and records as are required to be maintained by it pursuant to Section 1 of this Agreement.

(p) The Sub-Adviser shall be permitted to use all performance results related to its management of the Portfolio in any of the Sub-Adviser’s marketing, advertising or client reports, provided that, any oral or written communication of the Portfolio’s performance in any marketing, advertising or client report is subject to review and approval by the Adviser in accordance with the Adviser’s compliance policies and procedures. This section will survive any termination of this Agreement.

(q) The Sub-Adviser shall not disclose or use any record or information obtained by it pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement or as expressly required by applicable law or federal or state regulatory authorities. The Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder, including the disclosure of non-public performance information and investment positions, and shall disclose such information only if the Trust or the Adviser has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.

(r) The Sub-Adviser shall furnish, at its own expense, all necessary clerical, investment and management personnel, equipment and office space necessary for the efficient conduct of the services it is required to provide under this Agreement.

(s) The Adviser agrees that, to the extent permitted by applicable law, it shall provide the Sub-Adviser with documentation regarding the Adviser and the Fund that it may reasonably require in order to comply with any and all anti-money laundering regulations applicable to Sub-Adviser. In addition, the Adviser acknowledges and agrees that, to the extent permitted by applicable law, the Sub-Adviser may provide copies of such documentation to brokers, dealers, banks and similar financial institution’s that may execute portfolio securities transactions for the Portfolios from time to time, but only to the extent such a financial institution requires such documentation in order to comply with anti-money laundering regulations applicable to such financial institution or to comply with such financial institution’s anti-money laundering policies and procedures. The Sub-Adviser shall notify the Adviser of any such disclosure, including the name of the recipient.

(t) Except as expressly authorized herein or hereafter from time to time, Sub-Adviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Adviser or the Trust in any way or otherwise to act as an agent of the Adviser or the Trust. The activities of the Adviser in managing the assets of the Fund shall in all instances be conducted subject to the supervision and direction of the Board and in compliance with applicable laws and regulations.

(u) The Trust represents that it has policies and procedures designed to detect and deter disruptive trading practices, including “market timing”.

2. The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement. The Sub-Adviser shall provide the Adviser with such reports and information or reasonable access to the Sub-Adviser’s directors, officers and employees as the Adviser may reasonably request in connection with its oversight of the Sub-Adviser.

3. (a) The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1) The Declaration of Trust of the Trust, as filed and in effect on the date hereof and as amended from time to time;

(2) The by-laws of the Trust as in effect on the date hereof and as amended from time to time;

(3) Certified resolutions of the Board authorizing the appointment of the Adviser and the Sub-Adviser and approving the form of this Agreement;

(4) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended on SEC Form N-1A (the “Registration Statement”), as filed with the SEC relating to the Fund subject to this Agreement and shares of the Fund’s beneficial shares, and all amendments thereto; and

(5) Prospectus of the Fund;

(6) Copies of reports made by the Fund to its shareholders; and

(7) Copies of any relevant Fund policies or guidelines established by the Adviser or Board that relate to the services provided by Sub-Adviser hereunder.

(8) The Expense Limitation Agreement dated May 24, 2007.

Adviser shall furnish Sub-Adviser with any further documents, materials or information that Sub-Adviser reasonably may request to enable it to perform its duties pursuant to this Agreement.

(b) The Sub-Adviser has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1) The Sub-Adviser’s policies and procedures that are applicable to its management of the Portfolio, including its trading and brokerage policies, proxy voting policy and Code of Ethics;

(2) The Sub-Adviser’s SEC Form ADV; and

(3) The Sub-Adviser’s most recent Global Investment Performance Standards (GIPS) compliant performance presentation (“GIPS Performance”).

(c) The Sub-Adviser consents to the distribution of Part II of the Sub-Adviser’s Form ADV and GIPS Performance (together, the “Sub-Adviser Information”) as part of due diligence information made available to the due diligence representatives for broker-dealer firms and potential institutional investors qualified to subscribe to Class I shares or financial intermediaries of such institutional investors; provided that (i) the Adviser, the Trust or their agents obtain undertakings from any such broker-dealer firm, institutional investor or financial intermediary to prohibit the dissemination or disclosure of the Sub-Adviser Information or the use of such information other than for due diligence purposes and (ii) the Adviser distributes the version of the Sub-Adviser Information specifically approved by the Sub-Adviser in writing (including by electronic mail), which approval shall not be unreasonably withheld, and promptly discontinues distribution of such Sub-Adviser Information upon the Sub-Adviser’s revocation in writing (including by electronic mail) of its approval thereof; provided further that prior to any solicitation by Adviser or its affiliates of such institutional investors or financial intermediaries, the Adviser and Sub-Adviser must have mutually agreed on the guidelines and protocol governing the solicitation by Adviser or its affiliates of such institutional investors or financial intermediaries.

4. For the services to be provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee (the “Sub-Advisory Fee”) at an annual rate equal to a percentage of the Portfolio’s average daily net assets, as set forth on Schedule A attached hereto. The “average daily net assets” of the Portfolio shall be computed in the same manner as set forth in the Advisory Agreement. The Sub-Advisory Fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio; computed daily; and paid in arrears to the Sub-Adviser for the Portfolio five business days following the Adviser’s receipt of the monthly fee due and payable to it under the Advisory Agreement. In the event that the Adviser agrees to waive or defer any advisory fees otherwise due to it pursuant to the terms of the Advisory Agreement or to absorb any operating expenses of the Fund, the Sub-Advisory Fee otherwise due and payable to the Sub-Adviser hereunder as to such Portfolio shall be reduced by an amount equal to 50% of such waiver or deferral of advisory fees or absorption of Fund expenses and shall be paid to the Sub-Adviser upon repayment to the Adviser, if at all, by the Fund. Except for the Expense Limitation Agreement dated May 24, 2007, the Adviser shall not enter into any arrangement with the Trust, whether voluntary or contractual, to waive or defer advisory fees or to absorb any operating expenses of the Fund without the Sub-Adviser’s written consent. If this Agreement terminates before the end of any month, the Sub-Advisory Fee for such month shall be prorated according to the proportion which the number of days in the month during which this Agreement is effective compares to the number of days in the full month in which such termination occurs.

5. (a) Sub-Adviser hereby confirms to the Adviser and the Trust that Sub-Adviser is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Sub-Adviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Sub-Adviser in accordance with its terms.

(b) Adviser hereby confirms to Sub-Adviser that it is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Adviser has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Adviser in accordance with its terms.

(c) The Trust hereby confirms to Sub-Adviser, and Sub-Adviser hereby acknowledges, that the Trust is registered as an open-end investment company under the 1940 Act and is or shall be subject to taxation as a regulated investment company under Subchapter M and the regulations thereunder of the Internal Revenue Code.

6. In the absence of any willful misfeasance, bad faith or gross negligence in the performance of its duties or any reckless disregard of its obligations and duties under this Agreement, the Sub-Adviser shall not be liable to the Adviser, the Trust or their shareholders, directors, officers and employees for good faith mistakes of judgment or for action or inaction taken in good faith for a purpose the Sub-Adviser reasonably believes to be in the best interests of the Portfolio. However, this provision shall not constitute a waiver or limitation of any rights which the Adviser or the Trust may have under federal or state laws.

7. The Sub-Adviser shall indemnify and hold harmless the Trust and the Adviser and their shareholders, directors, trustees, officers and employees against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and costs) arising out of the Sub-Adviser’s breach of its duties or obligations under this Agreement or breach of applicable law, rule or regulation in connection with Sub-Adviser’s performance under this Agreement; provided, however, that nothing herein shall be deemed to protect the Adviser or Trust against any liability to which the Adviser or Trust would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or by reason of the Adviser’s or Trust’s reckless disregard of its obligations and duties under this Agreement.

8. The Adviser shall indemnify and hold harmless the Sub-Adviser and its shareholders, directors, officers and employees against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and costs) arising out of the Adviser’s breach of its duties or obligations under this Agreement or breach of applicable law, rule or regulation in connection with the Adviser’s performance under this Agreement; provided, however, that nothing herein shall be deemed to protect the Sub-Adviser against any liability to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

9. The Trust shall indemnify and hold harmless the Sub-Adviser and its shareholders, directors, officers and employees against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and costs) arising out of the Trust’s breach of its duties or obligations under this Agreement or breach of applicable law, rule or regulation in connection with the Trust’s performance under this Agreement; provided, however, that nothing herein shall be deemed to protect the Sub-Adviser against any liability to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

10. This Agreement shall continue for an initial period ending May 24, 2009, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually in conformance with the 1940 Act;

provided, however, that this Agreement may be terminated (a) by the Trust at any time, without the payment of any penalty, by the Board or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not less than 90 days’ written notice to the other parties, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on not less than 90 days’ written notice to the other parties. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 10, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act. Upon the termination of this Agreement for any reason, the Sub-Adviser shall cooperate with the Trust and the Adviser in an orderly transition to another sub-adviser or manager of the applicable Portfolio(s).

11. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

12. During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser, prior to use, all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, marketing materials or other materials prepared by the Trust or the Adviser or its affiliates for distribution to shareholders of the Fund, the Trust or the public or otherwise, that refers to the Sub-Adviser, its affiliates or its clients in any way (collectively, the “Offering Materials”). The Adviser shall not use the Offering Materials unless approved by the Sub-Adviser in writing and (including by electronic mail), which approval shall not be unreasonably withheld, and shall promptly discontinue distribution of such Offering Materials upon the Sub-Adviser’s revocation in writing (including by electronic mail) of its approval thereof. The Sub-Adviser’s right to object to the Offering Materials is limited to the portions of such materials that relate to the Sub-Adviser, its affiliates, their services and their clients. The Sub-Adviser agrees that it shall promptly as commercially reasonable review the Offering Materials and respond to the Adviser regarding approval without undue delay in order for the Trust and/or the Adviser to comply with any legal deadlines. The Adviser agrees to ensure that Offering Materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser, its affiliates, their services or their clients are consistent with those materials previously approved by the Sub-Adviser. Once the Sub-Adviser has approved particular Offering Materials, the Adviser may modify and/or update such materials without furnishing the materials to the Sub-Adviser for pre-approval, provided that (i) the modifications or updates do not relate to the Sub-Adviser, its affiliates, their services or their clients, (ii) the Adviser is not aware of any material change to the information in such materials that relate to the Sub-Adviser, its affiliates, their services and their clients, and (iii) on a periodic basis, as the parties may mutually agree, the Sub-Adviser is provided with an opportunity to update information in such materials that relate to the Sub-Adviser, its affiliates, their services and their clients. Offering Materials may be furnished by the Adviser to the Sub-Adviser by first-class mail, electronic mail or overnight delivery service, facsimile transmission equipment or hand delivery.

13. It is understood that the names CB Richard Ellis, CB Richard Ellis Global Real Estate Securities, LLC, CBRE, CB Richard Ellis Investors, CBRE Investors or any derivative thereof, and any trade name, trademark, trade device, service mark, symbol or logo associated with those names (collectively the “Marks”), are the valuable property of the Sub-Adviser or its affiliates and that the Adviser and the Trust have the right to use such Marks (or derivative or logo) only with the specific prior written approval (including by electronic mail) of the Sub-Adviser, and only during the term of this Agreement. Once the Sub-Adviser has approved the use of the Marks in particular Offering Materials, the Adviser may modify and/or update such materials without furnishing the materials to the Sub-Adviser for pre-approval, provided that (i) the modifications or updates do not in any way relate to the Sub-Adviser, its affiliates, their services, their clients or the Marks, (ii) the Adviser is not aware of any material change to the information in such materials that relate to the Sub-Adviser, its affiliates, their services, their clients or the Marks, and (iii) on a periodic basis, as the parties may mutually agree, the Sub-Adviser is provided with an opportunity to update information in such materials that relate to the Sub-Adviser, its affiliates, their services, their clients or the Marks. Upon termination of this Agreement or the Sub-Adviser’s revocation in writing (including by electronic mail) of its approval to use the Marks, the Adviser and the Trust shall forthwith cease to use such names and marks (or derivative or logo), provided, however, the Sub-Adviser acknowledges and agrees that the Trust shall not be required to amend any of the Offering Materials, other than those that will be used after the date of the termination of this Agreement. This section will survive any termination of this Agreement.

14. No trustee of the Trust (“Trustee”) or shareholder of the Trust or any Fund shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

15. The Sub-Adviser’s directors, officers, and employees performing services under this Agreement shall be covered by errors and omissions and directors and officers liability insurance policies maintained by the Sub-Adviser or an affiliate of the Sub-Adviser with standard coverage, deductibles, and exclusions. Upon the Adviser’s or the Trust’s written request, the Sub-Adviser shall deliver one or more certificates of insurance evidencing the insurance coverage required by this Section 15.

16. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing executed and delivered by all of the parties to this Agreement, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) the Board, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

17. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act and the Advisers Act. To the extent that the applicable laws of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control.

18. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

19. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

20. Except as otherwise provided in this agreement, any notice, approval, revocation, advice or report to be given pursuant to this Agreement shall be hand-delivered; mailed by United States certified mail, return receipt requested and postage prepaid; or sent by an overnight commercial courier service, addressed as follows:

If to the Adviser:

CNL Fund Advisors Company

CNL Center at City Commons

450 South Orange Avenue - Suite 1300

Orlando, Florida 32801-3336

Attn: Paul S. Saint-Pierre

Facsimile: (407) 423-2894

E-mail: Paul.Saint-Pierre@cnl.com

With a copy to:

CNL Financial Group, Inc.

CNL Center at City Commons

450 South Orange Avenue, Suite 1400

Orlando, Florida 32801-3336

Attention: Mark D. Scimeca, SVP/Deputy General Counsel

Facsimile: (407) 540-2699

E-mail: mscimeca@cnl.com

If to the Trust or a Fund:

The CNL Funds

c/o CNL Fund Advisors Company

450 South Orange Avenue

Orlando, FL 32801

Attn: J. Grayson Sanders

Fax: (407) 423-2894

E-mail: grayson.sanders@cnl.com

With copies to:

John N. Ake

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Fax: (215) 864-9037

E-mail: ake@ballardspahr.com

and

Joseph Kruse

147 Blade Street

Warwick, RI 02886

Fax: (336)766-1110

E-mail: joekruse1@aol.com

If to the Sub-Adviser:

CB Richard Ellis Global Real Estate Securities, LLC

250 West Pratt Street, 20th Floor

Baltimore, Maryland 21201

Attn: W. Stevens Carroll

E-mail: S. Carroll@cbregres.com

Notices, approvals and revocations permitted to be sent by electronic mail pursuant to Sections 3(c), 12 and 13 of this Agreement shall be addressed to the above described e-mail addresses. Any party may change its address for purposes of this Section 20 by giving the other parties written notice of the new address in the manner set forth above. Any notice given as set forth in this Section 20 will be effective on the day of hand-delivery, two (2) business days after mailing as set forth above, the next business day if sent by overnight commercial courier service, or immediately if sent by electronic mail.

21. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22. As required by certain exemptive rules under the 1940 Act, the Sub-Adviser is prohibited from consulting with the following entities concerning transactions for the Fund in securities or other assets:

(1) other sub-advisers to the Fund;

(2) other sub-advisers to a Trust portfolio; and

(3) other sub-advisers to a portfolio under common control with the Fund.

23. The Sub-Adviser may not subcontract or assign any of the obligations, duties, responsibilities, or services required of it under this Agreement without the prior written approval of the Trust, the Adviser and, to the extent required by applicable law, shareholders of the applicable Fund.

24. This Agreement and the Indemnification Agreement dated August 24th, 2007 embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

25. The Adviser shall have the right, upon at least sixty days prior written notice to the Sub-Adviser, to reallocate any portion, but not all, of the assets of a Portfolio to another sub-adviser, provided that such reallocation shall be approved by the Board and, to the extent required by applicable law, regulation or order, shareholders of the applicable Fund.

26. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

CNL FUND ADVISORS COMPANY		THE CNL FUNDS

By:	/s/ J. Grayson Sanders	By:	/s/ Paul S. Saint-Pierre
Name:	J. Grayson Sanders	Name:	Paul S. Saint-Pierre
Title:	President	Title:	Treasurer

CB Richard Ellis Global Real Estate Securities, LLC

By:	/s/ W. Stevens Carroll
Name:	W. Stevens Carroll
Title:	Managing Director

SCHEDULE A

DATED AUGUST 24, 2007

TO

INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

CB RICHARD ELLIS GLOBAL REAL ESTATE SECURITIES, LLC

CNL FUND ADVISORS COMPANY

AND

THE CNL FUNDS

DATED AUGUST 24, 2007

Fund	Sub-Advisory Fee
CNL Global Real Estate Fund	0.50%

A-1